NON-EXCLUSIVE LICENSE AGREEMENT

This AGREEMENT is effective as of May 5, 2016. By and between Ubiquity Incorporated, a corporation organized and existing under the laws of the State of Nevada, whose principal place of business is located at 9801 Research Drive, Irvine, California 9218, hereinafter referred to as (“Licensor”), and Dash Radio, a corporation organized and existing under the laws of the State Delaware, whose principal place of business is located at 1952 North Cahuenga Blvd. Los Angeles, CA 90068, hereinafter referred to as (“Licensee”). Together herein referred to as the (Parties”)

WHEREAS, Licensor is the owner of the patents, trademarks and the trade name as shown on Exhibit A attached hereto and made a part hereof; and

WHEREAS, it is the desire and the intention of the parties that the Licensee be permitted to use the Licensed Works solely for its Dash Radio app and online Website

NOW, THEREFORE, IN CONSIDERATION OF the above and other valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. The following definitions shall apply in the Agreement:

a.	“Patents” shall mean all US and Foreign Patent rights owned by Licensor now or in the future listed on exhibit “A” attached and mad a part hereof;

b.	“Trademarks” shall mean the trademarks owned by Licensor listed on exhibit “A” attached hereto;

c.	“Copyrighted Work” shall mean any copyrighted work owned by Licensor as may be made available for use by Licensor;

d.	“Patented Work” shall mean any copyrighted work owned by Licensor as may be made available for use by Licensor;

e.	“Licensed Works” shall mean the Trademarks, Copyrighted, and Patented Work;

f.	Territory” shall be defined as “World Wide Rights”;

g.	“Licensed Goods” shall comprise only of the Dash Radio App, website, in auto app, and aftermarket stereo/radio units. ;

h.	“Technology” shall be defined for the purposes of this agreement in its broadest sense as the development methods, programming languages, source code, object code, software applications, underpinnings and tools to that may be used in the development of software related to wearable products and services;

i.	“Gross Sales” is defined as the Dash Radio Gross Sales from any source whatsoever including but not limited to paid subscriptions, on demand subscription sales, in Content advertising and product placement, Advertising, Advertising Push Notifications, pop up radio events, merchandise, product endorsements, personal appearances, data mining, video sales, within the territory as described herein; any sales or transfers of Licensed Goods made by Licensee to any person or entity that does not deal at arms’ length with Licensee shall be computed, for the purpose of determining Gross Sales;

j.	“Minimum Sales” shall mean the minimum permitted amount of Gross Sales of Licensed Goods by Licensee as provided in Paragraph 8 hereof;

k.	“Advertising” shall be deemed to include expenditures for print advertising directed to the public, cinema advertising, electronic digital media advertising to the extent permitted by law, social marketing, digital media product placement, poster and billboard advertising, product endorsements, trade shows, banners, flyers, blogs, handouts, point of sale materials, and sponsorship of spokespersons, key influencers, programs or events, literature, packages, labels and labeling and public relations.

2. License.

a.	Licensor grants to Licensee the non-exclusive right to use, and the Licensee hereby undertakes to use, the Licensed Works in only the Territory and only in connection with the manufacture, distribution and sale of the Licensed Goods as defined in paragraph 1,g. of this agreement. Subject to the quality control provisions of paragraph 4, upon express written authorization of Licensor, Licensee may subcontract with approved manufacturers for the manufacturer delivery of Licensed Goods within the Territory. Any such contract shall also include provisions acceptable to Licensor to insure that the manufacturer will not directly or indirectly contribute to the sale of Licensed Goods outside of the Territory without the express written consent of Licensor.

b.	Licensee shall be solely responsible for all costs for the development and manufacturer of the Licensed Goods and shall only have the right to create Derivative Works and to use the Technology for the purpose of incorporating the Derivative Works and Technology into the Licensed Goods. Licensee shall have the limited right to adapt or modify the Source Code and Software solely for the purposes of allowing the incorporation of the Licensed Works and Technology into the Licensed Goods and licensee hereby agrees that:

(i) all intellectual property and other rights in such modifications or adaptations to the Source Code and Software shall automatically vest in and become the property of Licensor the underlying Technology rights holder Ubiquity Inc., and are hereby assigned by the Licensee to the Licensor upon creation;

(ii) the Licensee warrants that such Source Code and Software modifications or adaptations will be its own work and not infringe the intellectual property or other rights of third parties (including Licensor or Ubiquity Inc.); and

(iii) at no time shall the Licensee contest the ownership of any of the Licensed works Technology, the Source Code or any such modifications or adaptations of the Source Code by Licensor, nor compete in any manner whatsoever with the Technology rights holder Ubiquity Inc.

(iv) Licensee shall submit full copies, and documentation of any modification or adaptation to the Source Code and Software permitted under Clause 2. (b) above to Licensee prior to commercial sale of any Licensed Goods incorporating such amended or modified Source Code and Software, and shall submit full and complete records to Licensor of any Derivative Works whether or not included in Licensed Goods or utilizing the original Source Code and Software or any permitted modified or adapted version thereof.”

(v) Licensee agrees to mark all Technology used by Licensee in connection with the rights granted in this Section 2, in the manner required by 35 U.S.C. §287.

c.	Licensor may, in its absolute and sole discretion, make available for Licensee’s use other intellectual property such as product styles, designs, samples, patterns, colors, names, logos, symbols, artwork and trade secrets. Any such additional matters made available to Licensor for Licensee’s use shall be included in the phrase Licensed Works as used herein. Licensee shall not use the Copyrighted Works at any time except in connection with the trademarks listed on Exhibit A. Licensee shall bear all costs for the development of such works supplied such as but not limited to software, source and object code, product styles, designs, samples, logos, symbols, or artwork.

d.	Licensee shall may distribute Licensed Goods in connection with it’s products and services to its distributors for distribution directly to the public and/or shall distribute or sell the Licensed Goods itself directly to the public in connection with its products and services.

3. Term. The term of this Agreement shall be effective as of May 5, 2016 and shall terminate on December 31, 2021, unless sooner terminated as provided herein, provided Licensee is not then in breach or in default hereof, Licensee shall, upon giving not less than one hundred twenty (180) days’ notice in writing to the Licensor prior to the expiration of the term or renewed term as hereinafter provided, be entitled to a further license of an additional term of five (5) years upon the same terms and conditions as contained herein.

4. Quality of Licensed Goods.

a.	Licensor’s Right to Control. Licensor shall have the right to reasonably control Licensee in respect to the nature and quality of the Licensed Goods and in the manner and form in which Licensed Works are used. To that end, the quality of all Licensed Goods developed, manufactured, distributed or sold by Licensee under this Agreement shall be of a high standard, consistent with the prestige and reputation which the Licensed Works have heretofore developed in the United States on the Licensed Goods. Licensee agrees that it will attempt in good faith to use its best efforts to maintain a high quality image for items sold under the Licensed Works.

b.	Quality Assurance and Maintenance: Licensee shall be fully responsible for the development, deployment, and maintenance and consumer satisfaction in the Licensed Goods. Licensee shall at all times use best practice methods for the development, deployment and maintenance of the Licensed Goods and shall provide a high level of customer service for consumers of the Licensed Goods. Failure to provide high quality Licensed Goods free of major bugs and outages with a high level of consumer dissatisfaction shall be deemed a material breach of this agreement.

c.	Inspections. Licensor shall have the right, with 24-hour advance notice to Licensee, to inspect the Licensee’s use of the Licensed Works embedded in or on the Licensed Goods and review Quality and Control records for the Licensed Goods under this Agreement. All persons conducting such inspections on Licensor’s behalf shall be required to present to Licensee papers reflecting their authority to conduct such inspections on behalf of Licensor. Licensee shall provide Licensor with free access to records and its employees during said inspection. Licensee shall be responsible for all costs and expenses incurred by one representative of Licensor to conduct such inspection; provided, however, that Licensee shall be responsible only for the reasonable costs and expenses of such inspection and that Licensee’s responsibility shall not exceed the sum of $5,000.00 U.S. Dollars for any one year. Licensor shall be responsible for all costs and expenses incurred for any additional inspections resulting from complaints of any kind or nature received from wholesalers, retailers or consumers. Otherwise, Licensee shall be responsible for all costs and expenses incurred for any such inspections. Should Licensee refuse to allow said inspection, the agreement will immediately be terminated.

d.	Samples. Licensee shall furnish or cause to be furnished to Licensor for their written approval samples of the websites, mobile apps, packaging, boxing, advertising of all Licensed Goods bearing the Licensed Works prior to display, offering for sale or sale of such Licensed Goods. Licensor requires Licensee to send access to the samples of the actual goods (the websites, mobile apps) and samples of all packaging, boxing, and advertising for the actual goods. Licensor may, in its sole and absolute discretion, but acting reasonably, withhold such approval in order to maintain the image, high quality or prestige of the Licensed Works. Licensee shall also furnish or cause to be furnished to Licensor for its prior written approval, which approval may not be unreasonably withheld, samples or any and all modifications proposed to the websites, mobile apps, packaging, boxing, advertising and all other materials bearing the Licensed Works to be used in connection with the Licensed Works. Prior to obtaining the approval of Licensor required hereunder, Licensee shall not display, offer for sale or sell such goods or the packaging or boxing material. Licensee shall also furnish Licensor not less than once during each quarter, and at more frequent intervals, if reasonably requested by Licensor to do so, samples of the Licensed Goods manufactured, distributed or sold by Licensee and updated thereto. Licensee shall not manufacture, distribute or sell Licensed Goods, or packaging or boxing materials that do not conform in every material respect to the samples supplied to Licensor by Licensee. Licensor’s approval of any sample or artwork shall not be construed to mean that Licensor has determined that the sample or artwork conforms to the laws or regulations of any jurisdiction. All samples provided under this agreement by Licensee will be retained by Licensor.

d.	Approvals. Any approval of Licensor required by this Paragraph 4 must be in writing. However, if a request for written approval is sent certified by an air carrier service (such as Federal Express) to Licensor and no objection or modification request is received by Licensee within thirty (30) business days after Licensor’s receipt of such request for approval, it will be deemed that such request is approved by Licensor. Should Licensee request changes or modifications prior to the final approval, Licensee shall then be re-requesting approval as required by this paragraph 4 in writing. If the new request for written approval is sent certified by an air carrier service (such as Federal Express) to Licensor and no objection or further modification request is received by Licensee within ten (10) business days after Licensor’s receipt of such request for approval, it will be deemed that such request is approved by Licensor. Failure of Licensee to obtain written approval will be considered to be a material breach of this agreement.

5. Compliance with Governmental Regulations. Licensee shall manufacture, label, sell, distribute and advertise all goods utilizing, directly or indirectly, the Licensed Marks strictly in accordance with all applicable community, national, provincial, state, local , governmental or other laws or regulations. Licensee shall cause to appear on all Licensed Goods manufactured, distributed or sold under this Agreement, on their products, containers, labels, tags and the like, and on all advertising and promotional material used in connection therewith, such legends, markings and notices as may be required by any law or regulation in the Territory and as Licensor may reasonably request.

6. Other Trademarks/Goods. Licensee shall not use or associate the Licensed Goods with any trademark other than the Trademarks excepting those approved in writing herein by Licensee in accordance with the approval provisions contained clause 4 (d) of this agreement. However, Licensee shall not be precluded from the sale of any products wherein the trademarks and designs which do not incorporate any of the Licensed Works and are not similar to any of the Licensed Works.

7. Royalties.

a.	Amount. In consideration of the granting by the Licensor of this non-exclusive license to Licensee, Licensee shall pay royalties to Licensor at a rate equal to five percent (5%) of the Gross Sales of all Licensed Goods sold in US dollars. Any sums not paid when due hereunder shall bear interest at the rate of 15 percent (15%) per annum. Example if the gross sale amount is $100.00 US then a royalty of $5.00 US dollars would be the royalty amount due to the Licensor.

b.	Entry Fee. In consideration of Licensor entering into this agreement, Licensee further agrees to pay Licensor a non- refundable entry fee, in the amount of $100, 000.00 U.S. Dollars, (ONE HUNDERED THOUSAND DOLLARS) payable to Licensor on or before September 1, 2016. Failure to pay the entry fee when due may result at the sole option of the licensor, in the immediate termination of the license agreement.

c.	Statement and payments of Royalty. Within fifteen (15) days after the end of each calendar quarter during the term of this Agreement, Licensee shall furnish to Licensor a full, accurate and itemized statement showing the number of units sold and gross sales in both U.S. Dollars and in the particular currency of each sale. Such statements shall be in substantially the form as shall be requested by Licensee. At that same time, Licensee shall pay to Licensor the royalty due via bank wire on its Gross Sales for the preceding quarter. Receipt or acceptance by Licensor of any of the statements furnished or any sums paid shall not preclude Licensor from questioning their correctness at any time.

d.	Books and Records. Licensee shall maintain appropriate books of account in which accurate entries shall be made concerning all transactions within the scope of this Agreement. Licensee shall furnish licensor quarterly financial statements and annual audited financial statements during the term of this agreement and any renewals thereof.

e.	Quarterly statements shall be due within 15 business days of the close of the calendar quarter. Failure to provide financial information when due will be construed as a breach of the agreement.

f.	During the term of this Agreement and for a period of two (2) years thereafter, Licensor shall have the right, at its own expense, through any accountant or other authorized representative of its choice, upon reasonable advance notice but not more than 30 business days to licensee, to examine and copy all or part of these books of accounts and all other records, documents and material in the possession or under the control of Licensee with respect to the subject matter of this Agreement. Licensee agrees, at Licensor’s request, to make true and accurate copies of such books and records available for examination and copying. All books of account and records shall be kept available to Licensor for at least two (2) calendar years after the calendar year to which they relate.

g.	Taxes. Licensee shall pay for Licensor all withholding taxes assessed in the Territory for which Licensor would be liable on royalties payable by Licensee hereunder on Licensee’s Gross Sales in the Territory. Licensee shall provide to Licensor receipts and other evidence of the payment of such taxes promptly upon Licensee’s receipt of such evidence from the appropriate taxing authority.

h.	Manner of Payment. All payments due to Licensor or calculations required to be made by Licensee under this Agreement shall be made in United States Dollars, at the then current exchange rate. All sums due to Licensor shall be sent to Licensor, by wire transfer from Licensee’s bank to Licensor’s bank. Licensee shall be responsible for payment of any and all fees and costs levied by Licensee’s bank to make said wire transfers.

8. Minimum Sales Licensee shall maintain a minimum sales volume (expressed in US dollars) of the licensed goods as described below. Should licensee fail to reach the minimum sales volume at any time, then a royalty on the difference between the minimum sales and the actual sales shall be due and payable 10 days after the close of the calendar year in which the sales took place.

Time Period		Amount US~
May 5, 2016	— December 31, 2016	$2 50,000.00
January 1, 2017	— December 31, 2017	$500,000.00
January 1, 2018	— December 31, 2018	$750,000.00
January 1, 2019	— December 31, 2019	$1,000,000.00
January 1, 2020	— December 31, 2020	$1,250,000.00

9. Advertising. Beginning on, May 5, 2016 Licensee Shall be required to make annual advertising expenditures equal to one and one half percent (1½%) of its Gross Sales or a minimum of $100,000.00 to promote the Licensed Goods bearing the Licensed Works.

10. Use of Licensed Works. Whenever the Licensee uses the Licensed Works in advertising or in any other manner in connection with the goods which it sells or distributes, the Licensee shall clearly indicate the Licensor’s ownership of the Licensed Works, except as hereafter otherwise agreed. The Licensee shall provide the Licensor with samples of all literature, packages, labels and labeling prepared by the Licensee. When using the Licensed Works, the Licensee undertakes to comply substantially with all laws pertaining to trademarks and copyrights in force at any time in the Territory.

11. Sublicenses. Licensee shall not offer or enter into any sublicense agreement concerning the Licensed Works and/or the Licensed Goods without the express permission of Licensor. Licensor shall have no obligation to approve any sublicense at it sole discretion. Licensor shall be entitled to receive an entry fee and an agreed upon percentage of the royalty’s collected under the any approved sublicense agreement.

12. Extent of License. The right granted in Paragraph 2 hereof shall be non- exclusive and non-divisible and shall not be transferable or assignable without the Licensor’s prior written consent.

13. Indemnity. The Licensor assumes no liability to the Licensee or third parties with respect to the performance characteristics of the goods sold by the Licensee under the Licensed Works, and the Licensee shall indemnify the Licensor and hold Licensor harmless against losses incurred through claims of third persons against the Licensor involving the manufacture, distribution or sale of the Licensed Goods. Licensee agrees to obtain, at its own expenses, product liability insurance providing adequate protection for Licensor and Licensee against any such claims or suits in amounts no less than $1,000,000 U.S. Dollars, and, within sixty (60) days prior the sale of the License Goods, Licensee will submit to Licensor a fully paid policy or certificate of insurance naming Licensor as insured parties, requiring that the insurer shall not terminate or materially modify such without written notice to Licensor at least thirty (30) days in advance thereof.

14. Infringement Notices. If any infringement or suspected infringement or illegal use or suspected use of the Licensed Works by any other person or entity in the Territory shall come to the attention of the Licensee, then and in such event the Licensee shall forthwith give notice thereof in writing to the Licensor and, if requested by the Licensor, shall cooperate fully with the Licensor in stopping any such infringement or illegal use. The Licensor shall determine whether any legal or other action shall be taken with respect to any such infringement or suspected infringement or illegal use or suspected illegal use and if Licensor determines to take such action, the cost and expense of any proceedings to be instituted shall be paid by the Licensor and any damages or other compensation recovered shall belong entirely to the Licensor. However, Licensor shall not unreasonably refuse to oppose unlawful use of the Licensed Works by third parties. Licensor shall incur no liability nor be viewed as in breach of any obligation to Licensee in the event Licensor decides to take no such action.

15. Ownership and Registration. Licensee acknowledges Licensor’s full and absolute ownership of the Licensed Works. Licensee recognizes, however, that Licensor has not yet secured certain grants or registrations of the Patents and/or Trademarks in certain countries within the Territory. Licensor will attempt to secure registrations for the Patents Trademarks in the Territory at its sole discretion. Licensor, however, makes no representations or warranties in regard to the probability of succeeding with such efforts, and this Agreement is expressly not conditioned upon successfully obtaining such registrations.

16. Termination.

a.	Should Licensee fail to comply with the quality provisions of Paragraph 4, fail to meet the Minimum Purchase requirements set forth in Paragraph 8 or fail to pay the Licensor the Royalties pursuant to Paragraph 7 within thirty (30) days of the due date for payment, or fail to otherwise perform a material provision hereof, Licensor may terminate this Agreement upon not less than sixty (60) days written notice to Licensee. The inability of Licensee to meet the Minimum Sales requirements for two consecutive years shall be a material non-curable breach of this Agreement. Acceptance by Licensor of late payment of royalties shall not be a waiver as to any subsequent late payments of royalties.

b.	If the Licensee makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or it is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, or if Licensee defaults on any obligation which is secured, in whole or in part, in Licensed Goods bearing the Licensed Mark, or if Licensee fails to generally pay its debts as such debts associated with the Licensed Goods that become past due, including the applicable grace periods, or if Licensee takes corporate action in furtherance of any of the foregoing, then the rights granted herein shall forthwith cease and terminate without prior notice or legal action by the Licensor.

c.	If the Licensor makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or it is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, the provisions this agreement and License rights granted to Licensee herein shall endure and survive to any person, entity, successors, assigns or beneficiaries of Licensee.

e.	Should the Licensee fail to comply with any provision of this Agreement, the Licensor may terminate this Agreement upon not less than ninety (90) days written notice to the Licensee; but, if the Licensee shall correct such default, other than default by inability to sell the minimum Gross Sales volume for two consecutive years or nonpayment of royalty payments which are deemed to be non-curable, during the notice period, the notice shall be of no further force or effect.

f.	Licensee shall be permitted to terminate this Agreement in the event Licensor fails to cure any material breach hereof either within sixty (60) days of their written receipt of notice from Licensee of such default or, in the event such default cannot be cured within that sixty (60) day period, Licensor fails to take appropriate steps to remedy the default within that time period and actually cure it within a reasonable time thereafter.

17. Effect of Termination.

a.	Subject to the provisions of this Paragraph 17, upon the expiration or termination of this Agreement for any reason whatsoever, all rights in the Licensed Works shall automatically revert to Licensor and Licensee shall immediately cease and, thereafter, refrain from all use of the Licensed Works. Any Licensed Goods that bear the Licensed Works embedded on to or in to the goods shall become the property of the Licensor.

b.	However, if the Agreement is terminated other than because of a failure by Licensee to pay any amount referred to in Paragraph 8 of this Agreement, Licensee shall sell out its then existing inventory of Licensed Goods that bear the Licensed Works embedded on to or in to the goods the Licensed Works as soon as practicable but not later than ninety (90) days from the date of termination. Licensee shall account for, and pay royalties on, all these sales not later than thirty (30) days after the close of said ninety (90) day period. Upon the date of termination, Licensee will promptly compute and inform Licensor of the amount of its then existing inventory of the Licensed Goods. If, at any time during the ninety (90) day period, Licensee is willing to sell all or substantially all of its then remaining inventory to a single purchaser or group of related purchasers, Licensee will advise Licensor of the identity of the prospective purchaser(s) and the price and terms of the proposed sale, and Licensor will have a right to first refusal to buy the remaining inventory at that price and on those terms. Al remaining inventory shall revert to the Licensor.

18. Ownership of Licensed Works. The Licensee acknowledges the Licensor’s exclusive right, title and interest in and to the Licensed Works and will not at any time, including in the event of a dispute between the parties, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest in connection with the use of the Licensed Works, the Licensee shall not in any manner represent that it has any ownership in the Licensed Works or registrations thereof, and the Licensee acknowledges that use of the Licensed Works by the Licensee shall inure to the benefit of the Licensor. Upon termination of this Agreement in any manner provided herein, the Licensee will cease and desist from all use of the Licensed Works in any way and will deliver up to the Licensor, or its duly authorized representatives, all source code, object code and underpinnings, artwork, graphics, servers, digital files, material and papers upon which the Licensed Works appear), and, furthermore, the Licensee will at no time adopt or use, without the Licensor’s prior written consent, any word or mark which is likely to be similar to or confusing with the Licensed Works. Licensee shall make no changes to the Licensed Works without Licensor’s express approval.

Licensee, by entering into this License Agreement, does hereby relinquish, release, and/or waive any right, title and interest in and to the Licensed Works which it has, asserts, or may have ever had in and to the Licensed Works.

19. Notices to the Parties.

a.	To Licensor. Any notices, payments or other communications to Licensor required or permitted to be given under this Agreement shall be deemed sufficiently given if sent to Licensor by either (1) via air courier, certified, prepaid, addressed to Licensor at the address shown at the beginning of this Agreement, or at such other address as Licensor may furnish in writing to Licensee.

b.	To Licensee. Any notices or other communications required or permitted to be given if mailed to Licensee by either (1) sent by air courier service, certified, prepaid to Licensor.

c.	Use of Facsimile or e-mail. In addition to the notice provisions provided above, either party may, but is not required to furnish notices to the other by facsimile, or e-mail. The use of facsimile or e-mail notice shall not satisfy the notice requirements under this paragraph.

20. Governing Law & Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The headings are solely for convenience of reference and shall not affect its interpretation. The Venue shall be established as a Court of competent jurisdiction in the State of California, County of Orange for resolution of disputes between the parties.

21. No Contest. In the event of any dispute between the parties, Licensee agrees not to contest Licensor’s ownership of the Licensed Works or the validity of their registration.

22. Severability. The parties acknowledge that if any provision of the Agreement is declared void or unenforceable by any judicial, administrative or other governmental authority in any jurisdiction, the remaining provisions of the Agreement shall not thereby be nullified but shall remain in full force and effect. It is further understood by the parties to the Agreement that it is not their intention that any provision of the Agreement be in violation of the U.S. Antitrust Laws. Therefore, any provision which is deemed by a Court of competent jurisdiction or will be excluded from the Agreement without affecting the overall validity of the Agreement.

23. Assignment. Licensee may not assign any of its rights hereunder without the prior written consent of Licensor or Licensor’s successors or assigns, which consent may be withheld or granted within the sole discretion of Licensor or Licensor’s successors or assigns. Licensor, at Licensor’s sole discretion, may assign its rights hereunder. Licensee, however, upon any assignment by Licensor, Licensee shall not have the right to terminate this agreement.

24. In consideration of the execution of the License agreement and as a material inducement to Licensor to enter into the License agreement, Sprocket Wearables, Inc. its successors and assigns hereby jointly, severally, and irrevocably guarantee the prompt payment of all amounts due under this agreement. This guarantee shall not be released, modified of affected by the failure or delay on the part of the Licensor to enforce any of the rights or remedies of the Licensor under this agreement, whether pursuant to the terms or at law or in equity.

25. Complete Agreement. This Agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter, cannot be changed or terminated orally, and shall be binding upon the parties’ respective successors and assigns, if any.

Agreed and accepted this 5th day of May, 2016

Licensor:		Licensee:

Ubiquity, Inc.		Dash Radio, Inc.

By:	/s/ Chris Carmichael	By:	/s/ John Halterman
	Chris Carmichael		John Halterman
President of Operations

EXHIBIT “A”

To the Non-Exclusive License Agreement by and between

Ubiquity, Inc. and Dash Radio, Inc. dated

May 5, 2016

Sprocket Patents:

7,996,788 B2	11/436,400	SPROCKET 1

SYSTEM AND METHOD FOR NAVIGATING A DYNAMIC COLLECTION OF INFORMATION

8,677,280 B2	13/205,422	SPROCKET 2

SPROCKET SHAPED USER INTERFACE FOR NAVIGATING A DYNAMIC COLLECTION OF INFORMATION

14/215,670	SPROCKET 3

SPROCKET SHAPED USER INTERFACE FOR NAVIGATING A DYNAMIC COLLECTION OF INFORMATION

14/320,442	SPROCKET 4

SPROCKET SHAPED USER INTERFACE FOR NAVIGATING A DYNAMIC COLLECTION OF INFORMATION ON A MOBILE DEVICE

14838660	SPROCKET 5

Sprocket User Interface for Navigating a Dynamic Collection of Information on a Wearable Device

Trademarks:

Sprocket

Exhibit “B”

To the Non- Exclusive License Agreement by and between

Ubiquity, Inc. and Dash Radio, Inc. dated

May 5, 2016

Territory and Goods

Territory” shall be defined as non-exclusive “World Wide Rights”

“Goods” shall comprise only mobile app devices, in auto devices, Dash radio website, and merchandise embodying the licensed works as defined within this agreement and as further defined in Exhibit “A” herein.